---------------------------------------------------------
           THIS DOCUMENT IS A COPY OF THE DEFINITIVE PROXY STATEMENT
                            FILED ON MARCH 22, 1996.
           ---------------------------------------------------------


                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
- ----------------------------------------------------------------
/ /   Preliminary Proxy Statement
/ /   Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Rule 14a-11 or Rule 14a-12


                             UCAR INTERNATIONAL INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
      or Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /   Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identified the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

[LOGO]
                             UCAR INTERNATIONAL INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 7, 1996 AND
                                 PROXY STATEMENT

                                                                  March 22, 1996

[LOGO]

UCAR  INTERNATIONAL  INC.  39 Old  Ridgebury  Road,  Section  J-4,  Danbury,  CT
06817-0001

ROBERT P. KRASS
Chairman of the Board,
President and
Chief Executive Officer

                                                                  March 22, 1996

To Our Stockholders:

     It is my pleasure to invite you to our annual meeting. It will be held on Tuesday, May 7, at 10:30 a.m., in the Grand Ballroom of the Danbury Hilton and Towers, 18 Old Ridgebury Road, Danbury, Connecticut.

     On the following pages, you will find the formal notice of the annual meeting and our proxy statement. When you have finished reading the proxy statement, please promptly mark, sign and return the enclosed proxy card, to insure that your shares will be represented.

     We hope that many of you will be able to attend our annual meeting in person. If you do so, please write your name where indicated on the enclosed ticket and bring it with you to the annual meeting.

     We appreciate the continuing interest of our stockholders in the business of UCAR International Inc. and I look forward to seeing many of you at the annual meeting.

                                          Sincerely yours,

                                          /s/ ROBERT P. KRASS
                                          -------------------
                                          Chairman of the Board, Chief Executive
                                           Officer and President

[LOGO]

UCAR  INTERNATIONAL  INC.  39 Old  Ridgebury  Road,  Section  J-4,  Danbury,  CT
06817-0001

PETER B. MANCINO
Vice President,
General Counsel
and Secretary

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 7, 1996

                                                                  March 22, 1996


     The annual meeting of stockholders of UCAR International Inc. will be held at 10:30 a.m. on Tuesday, May 7, 1996, in the Grand Ballroom of the Danbury Hilton and Towers, 18 Old Ridgebury Road, Danbury, Connecticut, for the following purposes:

          1. To elect 8 directors to serve on the Board of Directors until the annual meeting of stockholders for 1997.

          2. To transact such other business as may properly come before the meeting.

     To ensure that your shares will be represented at the annual meeting in the event that you do not attend, please sign the enclosed proxy card and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ PETER B. MANCINO
                                          --------------------
                                          Vice President, General Counsel and
                                          Secretary

[LOGO]
UCAR  INTERNATIONAL  INC.  39 Old  Ridgebury  Road,  Section  J-4,  Danbury,  CT
06817-0001

                                 PROXY STATEMENT
                   FOR ANNUAL MEETING OF STOCKHOLDERS FOR 1996

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
General Information for Stockholders....................................     1
Election of Directors...................................................     1
     Nominees...........................................................     1
     Committees of the Board............................................     2
     Compensation of Directors..........................................     3
     Compensation of Executive Officers.................................     3
     Compensation Committee Interlocks..................................    12
     Report of the Board on Executive Compensation......................    13
     Performance Graph..................................................    15
     Security Ownership of Management and Certain Beneficial Owners.....    16
     Certain Transactions...............................................    17

Stockholder Proposals for the Annual Meeting of Stockholders for 1997...    18

Other Information.......................................................    18

GENERAL INFORMATION FOR STOCKHOLDERS

     Proxies are solicited from stockholders by the Board of Directors (the 'Board') of UCAR International Inc. ('UCAR') in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the annual meeting of stockholders for 1996, whether or not he or she attends in person. When the enclosed proxy card is properly executed and returned, the shares represented will be voted by the proxyholders named on the proxy card in accordance with the stockholder's directions. Stockholders may vote on a matter by marking the appropriate box on the proxy card. If the proxy card is executed and returned and no box is marked for a specified matter, the shares will be voted as recommended by the Board on that matter. If a stockholder is a participant in the UCAR Carbon Savings Plan (the 'Savings Plan'), the proxy card will represent both the number of shares registered in the participant's name and the number of whole shares credited to the participant's account in the Savings Plan, and all such shares will be voted in accordance with the instructions on the proxy card.

     Management knows of no matters other than those set forth on the proxy card that will be presented for action at the meeting. Execution of a proxy card, however, confers on the proxyholders discretionary authority to vote the shares represented in accordance with their best judgment on any other business that may come before the annual meeting.

     This Proxy Statement and the enclosed proxy card (together, the 'Proxy Materials') are being mailed to stockholders beginning on March 22, 1996. Any stockholder executing a proxy may revoke that proxy or submit a revised one at any time before it is voted. A stockholder may also vote by ballot at the annual meeting, thereby canceling any proxy previously returned as to any matter voted on by ballot. A stockholder wishing to name as his or her proxy someone other than those designated on the enclosed proxy card may do so by crossing out the names of the three designated proxyholders and inserting the name(s) of the person(s) he or she wishes to have act as his or her proxy. No more than three persons should be so designated. In such a case, it will be necessary that the proxy be delivered by the stockholder to the person(s) named and that such person(s) named be present and vote at the annual meeting. Proxy cards on which other proxyholders have been named should not be mailed directly to UCAR.

     Stockholders of record at the close of business on March 15, 1996 are entitled to notice of and to vote the shares held on that date at the annual meeting. Each share of common stock, par value $.01 per share, of UCAR (the 'Common Stock') is entitled to one vote. As of March 15, 1996, 46,155,518 shares of Common Stock were outstanding. Those shares were held by 55 stockholders of record.

ELECTION OF DIRECTORS

  NOMINEES

     Unless a stockholder specifies otherwise, each returned proxy card will be voted for the election to the Board of the 8 nominees who are named on the following pages. These nominees were recommended by the Nominating Committee of the Board and approved by the Board. Each director has consented to being named as a nominee for director and agreed to serve if elected. Each director, if elected, would serve until his successor is elected at the annual meeting of stockholders for 1997 and qualified or upon his removal or resignation. If any of the nominees is not available for election at the time of the annual meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee unavailable. All nominees are currently serving on the Board. The ages of the nominees are given as of March 1, 1996.

     THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

     o Robert P. Krass, age 59, was elected director and Chairman of the Board in connection with the leveraged recapitalization effected by UCAR and its subsidiaries (collectively, the 'Company') on January 26, 1995 (the 'Recapitalization'). The Company is a successor to the Carbon Products Division of Union Carbide Corporation ('Union Carbide'). Mr. Krass joined Union Carbide in 1963 and held various sales and management positions in the United States and Europe, including Director of Marketing, Europe, of the Carbon Products Division and Managing Director of the Division's business in the United Kingdom. He was Vice President, Marketing, of the Electrode Systems Division from 1983 to 1986. In 1987, he became President of the Carbon Products Division and Vice President of

       Union Carbide. He has been President of the Company since 1989 and Chief Executive Officer of the Company since 1991. Mr. Krass is a member of the Compensation and Nominating Committees of the Board.

     o R. Eugene Cartledge, age 66, was elected director of UCAR in February 1996. From 1986 until his retirement in 1994, he was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation, where he had served in various sales and management capacities since 1956. Mr.
       Cartledge is a director of Union Camp Corporation, Chase Brass Industries, Inc., Sun Company, Inc., Delta Air Lines, Inc., Blount, Inc. and Savannah Foods & Industries, Inc. Mr. Cartledge is a member of the Audit Committee of the Board.

     o John R. Hall, age 63, was elected director of UCAR in November 1995. He has been the Chairman and Chief Executive Officer of Ashland Inc. since 1981. Mr. Hall served in various engineering and managerial capacities at Ashland Inc. since 1957. Mr. Hall is a director of Banc One Corporation, Canada Life Assurance Company, CSX Corporation, Humana Inc. and Reynolds Metals Company. Mr. Hall is member of the Audit Committee of the Board.

     o Glenn H. Hutchins, age 40, was elected director of UCAR in connection with the Recapitalization. He has been a General Partner of Blackstone Group Holdings L.P. since September 1994. Mr. Hutchins was a Managing Director of Thomas H. Lee Co. from 1987 until 1994 and, while on leave from Thomas H. Lee Co. during parts of 1993 and 1994, was a Special Advisor in the White House. Mr. Hutchins is a member of the Compensation, Stock Compensation and Nominating Committees of the Board.

     o Robert D. Kennedy, age 63, was elected director of the Company in June 1990. He joined Union Carbide in 1955 and held various marketing and management positions in the United States and Europe. He was Senior Vice President of Union Carbide from 1981 to 1985. In 1985, Mr. Kennedy was elected a director and President of Union Carbide. In 1986, he was elected Chief Executive Officer and Chairman of the Board of Union Carbide. Mr. Kennedy retired as Chief Executive Officer and President of Union Carbide in April 1995 and as Chairman of the Board (but not as a director) of Union Carbide in December 1995. Mr. Kennedy is also a director of Union Camp Corporation and Sun Company, Inc. Mr. Kennedy is a member of the Audit and Stock Compensation Committees of the Board.

     o Howard A. Lipson, age 32, was elected director of UCAR in connection with the Recapitalization. Mr. Lipson has been a General Partner of Blackstone Group Holdings L.P. since January 1996. Mr. Lipson was a Managing Director from 1994 to 1995, was a Vice President from 1991 to 1994 and joined The Blackstone Group L.P. in 1988. Mr. Lipson is a director of U.S. Radio Inc., Volume Services, Inc. and Ritvik Holdings, Inc. and the Treasurer of Transtar Holdings Inc. Mr. Lipson is a member of the Nominating Committee of the Board.

     o Peter G. Peterson, age 69, was elected director of UCAR in connection with the Recapitalization. He is a Co-Founding Partner of Blackstone Group Holdings L.P. and has served as Chairman of The Blackstone Group L.P. since 1985. Mr. Peterson is also a director of Rockefeller Center Properties, Inc., Sony Corporation, Transtar Holdings L.P. and the Federal Reserve Bank of New York.

     o Stephen A. Schwarzman, age 49, was elected director of UCAR in connection with the Recapitalization. He is a Co-Founding Partner of Blackstone Group Holdings L.P. and has served as President and Chief Executive Officer of The Blackstone Group L.P. since 1985. Mr. Schwarzman is also a director of Great Lakes Dredge & Dock Corporation, Transtar, Inc. and Collins & Aikman Corporation.

     The Board met two times in 1995. Each director listed above who was then serving attended 100% of such meetings, except Mr. Peterson, who did not attend the sole meeting that occurred while he was a director, and two former directors, who did not attend the sole meeting that occurred while they were serving as directors. No meetings of committees of the Board occurred during 1995.

  COMMITTEES OF THE BOARD

     The Board has four standing committees. Their functions are as described below.

     The Audit Committee was formed in July 1995 and consists of three directors, none of whom may be an employee of the Company or an employee of Blackstone Capital Partners II Merchant Banking Fund L.P. or its affiliates (collectively, 'Blackstone'). The Audit Committee is responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing and cost of any audit and any other services they may be asked to perform, and reviews with the auditors their report on the financial statements following completion of each such audit. In addition, the Audit Committee is responsible for policies, procedures and other matters relating to business integrity, ethics and conflicts of interest. The Audit Committee did not meet in 1995.

     The Nominating Committee was formed in July 1995 and consists of three directors. The Nominating Committee is responsible for nominating individuals for election as directors of UCAR. The Nominating Committee did not meet in 1995.

     Candidates for nomination as director are considered on the basis of their broad business, financial and public service experience, their ability to represent the interests of all stockholders, their professional reputation and their ability and willingness to devote the time required to serve effectively as a director and as a member of one or more committees of the Board, all in light of any conflicts of interest and the composition of the Board as a whole. Nominees must also be free of any legal impediments or other considerations that might preclude service as a director. The Nominating Committee will consider nominees recommended by stockholders in accordance with UCAR's Certificate of Incorporation and By-Laws and applicable provisions of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and the rules and regulations promulgated thereunder. The By-Laws provide that notice of nominations for the election of directors by a stockholder must be received by the Secretary of UCAR not later than 80 days before the meeting before which such nominations are to be brought, except in certain circumstances, and must contain detailed information regarding such nominee and the stockholder making such nomination.

     The Compensation Committee was formed in 1993 and consists of three directors, a majority of whom may not be employees of the Company. There is currently one vacancy. The Compensation Committee is responsible for policies, procedures and other matters relating to employee benefit and compensation plans, including compensation of the executive officers as a group and the chief executive officer individually. The Compensation Committee is also responsible for policies, procedures and other matters relating to management development and for reviewing, monitoring and recommending (for approval by the Board) plans with respect to succession of the chief executive officer. The Compensation Committee did not meet in 1995.

     The Stock Compensation Committee was formed in July 1995 and consists of three directors, none of whom may be an employee of the Company. Members of the Stock Compensation Committee must be disinterested within the meaning of Rule 16b-3 under the Exchange Act and outside directors under Rule 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). There is currently one vacancy. The Stock Compensation Committee is responsible for administering and making awards under the stock based compensation plans (other than the Savings
Plan) of UCAR. The Stock Compensation Committee did not meet in 1995.

  COMPENSATION OF DIRECTORS

     Prior to the initial public offering of Common Stock in August 1995 (the 'IPO'), directors of UCAR served without compensation or reimbursement of expenses in connection with rendering services as such. Since the IPO, directors who are not employees of the Company or Blackstone are entitled to receive an annual retainer of $20,000 (or $22,000, if such director serves as a chairman of one or more committees of the Board), which retainer is prorated if a director is not a director on January 1 of the relevant year and was prorated to avoid compensating a director for services rendered as such prior to the IPO, a fee of $1,000 for each meeting of the Board attended and awards of shares of Common Stock as described under '--1995 Directors Stock Plan.' At the option of the Board, such retainers and fees may be paid in shares of Common Stock. Directors who are employees of the Company or Blackstone will not receive any compensation for rendering services as such. Since the IPO, all directors are entitled to reimbursement for all expenses in connection with rendering services as such.

  COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning compensation received by the chief executive officer and each of the other five most highly compensated executive officers who received total salary and bonus compensation in excess of $100,000 (collectively, the 'Named Executive Officers') for services rendered in all capacities (including service as a director of UCAR or an officer or director of its subsidiaries) during UCAR's last fiscal year.

                          SUMMARY COMPENSATION TABLE(A)

                                                                                                 LONG TERM COMPENSATION
                                                                                          ------------------------------------
                                                       ANNUAL COMPENSATION                        AWARDS             PAYOUTS
                                           --------------------------------------------   -----------------------   ----------
                                                                             OTHER        RESTRICTED   SECURITIES   LONG TERM
                NAME AND                                 VARIABLE           ANNUAL          STOCK      UNDERLYING      PLAN
           PRINCIPAL POSITION               SALARY    COMPENSATION(B)   COMPENSATION(C)   AWARDS(D)     OPTIONS     PAYOUTS(E)
- -----------------------------------------  --------   ---------------   ---------------   ----------   ----------   ----------
Robert P. Krass .........................  $512,500     $ 1,366,750        $ 219,119      $1,032,597     970,385    $3,434,086
  Chairman of the Board,
  President and
  Chief Executive Officer
Robert J. Hart ..........................   292,917         756,000          133,653         628,467     453,777     1,545,339
  Vice President and
  General Manager (North
  and South America)
Peter B. Mancino ........................   177,500         430,200           42,317          82,604     314,153       858,521
  Vice President, General
  Counsel and Secretary
Maurice Marcellin(g) ....................   261,300         587,600            9,078              --          --     1,030,226
  Vice President and General Manager
  (Europe and South Africa)
William P. Wiemels ......................   195,833         481,000          132,927         183,806     363,022       858,521
  Vice President, Chief Financial
  Officer and Treasurer
Fred C. Wolf ............................   162,333         382,350           40,232          82,604     258,304       858,521
  Vice President, Administration
  and Strategic Projects

                NAME AND                      ALL OTHER
           PRINCIPAL POSITION              COMPENSATION(F)
- -----------------------------------------  ---------------
Robert P. Krass .........................      $75,752
  Chairman of the Board,
  President and
  Chief Executive Officer
Robert J. Hart ..........................       50,466
  Vice President and
  General Manager (North
  and South America)
Peter B. Mancino ........................       10,028
  Vice President, General
  Counsel and Secretary
Maurice Marcellin(g) ....................       15,240
  Vice President and General Manager
  (Europe and South Africa)
William P. Wiemels ......................       11,486
  Vice President, Chief Financial
  Officer and Treasurer
Fred C. Wolf ............................        9,253
  Vice President, Administration
  and Strategic Projects

- ------------------

(a) Includes compensation earned in 1995 but deferred under the Deferral Plan (as defined) or other applicable plans or statutory provisions.

(b) Includes Annual Plan Variable Compensation (as defined) and Supplemental Plan Variable Compensation (as defined).

(c) Includes, for Messrs. Krass, Hart, Mancino, Wiemels and Wolf: $72,975, $41,700, $25,020, $27,800 and $22,935, respectively, of payments under a group profit sharing plan for employees in the United States; $4,920, $6,000, $6,000, $6,000 and $6,000, respectively, of financial planning services and related tax advice; and $141,224, $85,953, $11,297, $25,137 and $11,297, respectively, of imputed interest income and reimbursement for tax liabilities on loans made in connection with the Equity Ownership Program (as defined). Also includes, for Mr. Wiemels, $62,182 of reimbursement of relocation expenses and $11,808 of reimbursement for tax liabilities on certain relocation expenses.

(d) Consists of restricted matching stock granted under the Equity Ownership Program which vested in connection with the IPO. The value of such stock at December 31, 1995 was: for Mr. Krass, $4,585,545; for Mr. Hart, $2,790,889;
     for Mr. Mancino, $366,829; for Mr. Wiemels, $816,244; and for Mr. Wolf, $366,829. Any dividends payable on the outstanding shares of Common Stock are payable in the same manner on such restricted matching stock.

(e) Consists of payments under the Company's Long Term Incentive Compensation Plan (the 'Long Term Plan'). Prior to the Recapitalization, approximately 25 management employees, including the Named Executive Officers, participated in the Long Term Plan, which provided for cash awards based on the achievement of annual and cumulative financial performance goals for 1993, 1994 and 1995. The Company substantially exceeded most of the performance goals for 1993 and 1994. The Long Term Plan provided that, in the event of a change in control of the Company, the performance goals for the period following the change in control would be deemed to be 100% achieved and payment of the awards would be accelerated. The Recapitalization constituted such a change in control. Includes payments deferred under the Deferral Plan.

(f) Includes: for Mr. Krass, $70,239 for annual life insurance premiums paid on a split dollar life contract and $5,513 for employer contributions to the Savings Plan; for Mr. Hart, $44,677 for annual life insurance premiums paid on a split dollar life contract and $5,789 for employer contributions to the Savings Plan; for Mr. Mancino, $7,186 for annual life insurance premiums paid on a split dollar life contract and $2,842 for employer contributions to the Savings Plan; for Mr. Wiemels, $7,250 for annual life insurance premiums paid on a split dollar life contract and $4,236 for employer contributions to the Savings Plan; and for Mr. Wolf, $5,361 for annual life insurance premiums paid on a split dollar life contract and $3,892 for employer contributions to the Savings Plan. The amount of the whole life insurance portion reported as paid for the Named Executive Officer is the entire premium minus that portion of the premium actually paid by the Named Executive Officer. The Company recovers its contributions following the latest of the Named Executive Officer's retirement, attainment of age 65 or tenth year of participation.

(g) The exchange rate used for Salary, Other Annual Compensation and All Other Compensation was an average exchange rate for the French franc for 1995. Other Annual Compensation includes productivity incentives of $9,078 under a group incentive program for employees in France. Productivity incentives can be paid when earned or can be deferred for five years, at the employee's option. Productivity incentives plus interest thereon are non-taxable when received more than five years after earned. All Other Compensation includes profit sharing (mandated by French law) of $15,240. Profit sharing is not paid for five years, although special circumstances, such as retirement, lay off or death, permit earlier payment.

     The following tables set forth certain information relating to options to purchase shares of Common Stock granted to the Named Executive Officers during 1995.

             OPTION GRANTS IN 1995 WITH RESPECT TO UCAR COMMON STOCK

                                                   INDIVIDUAL GRANTS(A)
                                    --------------------------------------------------
                                                   PERCENT
                                                     OF
                                                    TOTAL                                 POTENTIAL REALIZABLE VALUE AT
                                    NUMBER OF      OPTIONS                                ASSUMED ANNUAL RATES OF STOCK
                                    SECURITIES     GRANTED                                PRICE APPRECIATION FOR OPTION
                                    UNDERLYING       TO        EXERCISE                               TERM
                                     OPTIONS      EMPLOYEES      PRICE      EXPIRATION    -----------------------------
              NAME                   GRANTED       IN 1995     PER SHARE       DATE               5%           10%
- ---------------------------------   ----------    ---------    ---------    ----------    -----------------------------
Robert P. Krass..................     970,385        20.3%       $7.60        1/25/07       $ 5,870,829    $15,768,756
Robert J. Hart...................     453,777         9.5         7.60        1/25/07         2,745,351      7,373,876
Peter B. Mancino.................     314,153         6.6         7.60        1/25/07         1,900,626      5,104,986
Maurice Marcellin................          --          --           --             --                --             --
William P. Wiemels...............     363,022         7.6         7.60        1/25/07         2,196,283      5,899,108
Fred C. Wolf.....................     258,304         5.4         7.60        1/25/07         1,562,739      4,197,440

- ------------------

(a) Includes options, which are subject to vesting in 1998 and 1999 if specified performance targets are achieved, as to the following number of shares: for Mr. Krass, 161,731 shares; for Mr. Hart, 75,630 shares; for Mr. Mancino, 52,359 shares; for Mr. Wiemels, 60,504 shares; and for Mr. Wolf, 43,051 shares. See '--Management Stock Option Plan.'

                       AGGREGATED OPTION EXERCISES IN 1995
                     AND OPTION VALUES AT DECEMBER 31, 1995
                        WITH RESPECT TO UCAR COMMON STOCK

                                     NUMBER OF
                                      SHARES                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE
                                     ACQUIRED                    UNDERLYING UNEXERCISED              MONEY OPTIONS
                                        ON         VALUE      OPTIONS AT DECEMBER 31, 1995        AT DECEMBER 31, 1995
               NAME                  EXERCISE     REALIZED    (EXERCISABLE/UNEXERCISABLE)     (EXERCISABLE/UNEXERCISABLE)
- ----------------------------------   ---------    --------    ----------------------------    ----------------------------
Robert P. Krass...................      --           --              808,654/161,731             $ 21,146,302/4,229,266
Robert J. Hart....................      --           --               378,147/75,630                9,888,544/1,977,725
Peter B. Mancino..................      --           --               261,794/52,359                6,845,913/1,369,188
Maurice Marcellin.................      --           --                           --                                 --
William P. Wiemels................      --           --               302,518/60,504                7,910,846/1,582,180
Fred C. Wolf......................      --           --               215,253/43,051                5,628,866/1,125,784

     Prior to the sale of 50% of the equity of the Company by Union Carbide to a joint venture partner on February 25, 1991, certain executive officers of the Company were granted options to purchase shares of common stock of Union Carbide under Union Carbide's incentive compensation plans. The following table sets forth certain information as to such options. No options to purchase shares of common stock of Union Carbide were granted to officers of the Company following such sale.

                       AGGREGATED OPTION EXERCISES IN 1995
                     AND OPTION VALUES AT DECEMBER 31, 1995
                   WITH RESPECT TO UNION CARBIDE COMMON STOCK

                                   NUMBER OF
                                    SHARES                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE
                                   ACQUIRED                    UNDERLYING UNEXERCISED              MONEY OPTIONS
                                      ON         VALUE      OPTIONS AT DECEMBER 31, 1995        AT DECEMBER 31, 1995
              NAME                 EXERCISE     REALIZED           (EXERCISABLE)                   (EXERCISABLE)
- --------------------------------   ---------    --------    ----------------------------    ----------------------------
Robert P. Krass.................     20,000     $578,420               48,000                        $1,323,972
Robert J. Hart..................         --           --                   --                                --
Peter B. Mancino................      4,000       71,710                   --                                --
Maurice Marcellin...............      9,000      185,651                   --                                --
William P. Wiemels..............         --           --                2,500                            71,293
Fred C. Wolf....................         --           --                   --                                --

     Employment and Other Agreements

     In connection with the Recapitalization, UCAR entered into employment agreements (the 'Employment Agreements') with Messrs. Krass, Hart, Mancino, Wiemels and Wolf (the 'Senior Executives'). Each of the Employment Agreements has a three year term, which will automatically renew annually for additional one year terms unless UCAR or the Senior Executive gives written notice of nonrenewal not less than 90 days prior to the expiration of the then current term. Each of the Employment Agreements is terminable by UCAR for cause or by the relevant Senior Executive for good reason and contains a non-competition covenant which remains in effect for a period of two years beyond the expiration of the then current term.

     Under the Employment Agreements, base salaries are: for Mr. Krass, $525,000; for Mr. Hart, $300,000; for Mr. Wiemels, $200,000; for Mr. Mancino, $180,000; and for Mr. Wolf, $165,000. The Employment Agreements provide the Senior Executives with the opportunity to receive two bonuses, one of which is payable pursuant to the UCAR International Inc. 1991 Annual Incentive Compensation Plan ('Annual Plan Variable Compensation') and the other of which is payable only if actual EBITDA (as defined in the Employment Agreements) equals or exceeds specified targets ('Supplemental Plan Variable Compensation'). In addition to the Senior Executives, Mr. Marcellin and certain other management employees of the Company have been provided with the opportunity to receive such bonuses. The amount of Annual Plan Variable Compensation for each of 1995 and 1996 will not exceed an aggregate of $690,000 for the Senior Executives and $110,000 for Mr. Marcellin. If UCAR achieves 100% of the specified target for any year, Supplemental Plan Variable Compensation will equal 75% of base salary, plus an additional 5% of base salary for each percentage point by which actual EBITDA for such year exceeds such specified target.

     The Employment Agreements provide that if UCAR terminates the employment of a Senior Executive without cause or a Senior Executive resigns for good reason, the Senior Executive will be entitled to severance payments and enhanced pension benefits. Retirement prior to January 26, 1998 is considered resignation without good reason. If such termination or resignation occurs on or prior to January 26, 1998, severance payments will equal 2.99 times the sum of the Senior Executive's base salary and his prior year's Annual Plan Variable Compensation. If such termination or resignation occurs after January 26, 1998, severance payments will equal two times the sum of the Senior Executive's base salary and his prior year's Annual Plan Variable Compensation, reduced by any pension payments paid by the Company under its qualified and nonqualified pension plans for the two year period following such termination (or, if the Senior Executive elects to defer receipt of such benefits, the amount the Senior Executive would have received). In addition, in connection with any such termination or resignation, the Senior Executive's pension benefits will be calculated as if the Senior Executive had an additional three years of age and three years of service. These benefits shall be payable commencing immediately following termination of employment and shall not be reduced for early commencement of benefits.

     Management Stock Option Plan

     In connection with the Recapitalization, the UCAR International Inc. Management Stock Option Plan (the 'Management Stock Option Plan') was adopted by the Board and approved by UCAR's stockholders. Since the IPO, it has been administered by the Stock Compensation Committee, which is authorized to grant and determine the manner of settlement of options under and otherwise implement the Management Stock Option Plan. The Board made the initial grant of options under the Management Stock Option Plan at the time of the Recapitalization.

     All management employees of the Company (including the Named Executive Officers) are eligible to participate in the Management Stock Option Plan. 4,886,828 shares of Common Stock were reserved for issuance under the Management Stock Option Plan. Such shares may consist in whole or in part of authorized and unissued shares, treasury shares or a combination thereof. If an option expires or is forfeited or terminated prior to exercise, the shares previously subject to such option will be available for future options granted under the Management Stock Option Plan. Options to purchase 4,771,183 shares have been granted, of which options to purchase 4,761,183 shares were granted at the time of the Recapitalization. Under the Management Stock Option Plan, the exercise price per share of an option is the fair market value of a share of Common Stock on the date of grant. The exercise price per share of options granted at the time of the Recapitalization is $7.60, which was the price per share paid for the shares of Common Stock purchased by Blackstone and the other investors in connection with the Recapitalization. The exercise price of options may, under certain circumstances, be paid with shares to be issued upon exercise of such options. The shares so reserved and any shares subject to, and the exercise prices of, options are subject to adjustment for stock dividends, stock splits, share combinations and certain other events. All options which have been or may be granted under the Management Stock Option Plan are non-qualified stock options.

     Of the 4,761,183 shares subject to options granted at the time of the Recapitalization, options to purchase 2,777,350 shares were 'time options' which, under their original terms, vested in connection with the IPO. The balance of such options were 'performance options' which, under their original terms, were to vest as to 20% of the shares subject thereto in 1995 and each of the following four years that actual EBITDA (as defined in the Management Stock Option Plan) equaled or exceeded specified targets. If the targets were not attained in any year, performance options were to vest in a subsequent year if the targets were achieved for such year and the cumulative targets for such year and the prior years were achieved. The Management Stock Option Plan was amended at the time of the IPO to provide that the performance options with respect to the first three years vested upon the IPO. The Management Stock Option Plan provides that the targets may be adjusted under certain circumstances to reflect the effect of various transactions.

     The following table sets forth the number of shares of Common Stock subject to options, and the dollar value of the underlying shares of Common Stock at the date of grant of options, granted under the Management Stock Option Plan during 1995 for certain participants.

                                                      NUMBER OF
                                                       SHARES
                                                     UNDERLYING    DOLLAR VALUE
                                NAME                   OPTIONS      OF OPTIONS
- -----------------------------------------------   ---------------  ------------
Robert P. Krass................................         970,385    $  7,374,926
Robert J. Hart.................................         453,777       3,448,705
Peter B. Mancino...............................         314,153       2,387,563
Maurice Marcellin..............................              --              --
William P. Wiemels.............................         363,022       2,758,967
Fred C. Wolf...................................         258,304       1,963,110
Executive Officers as a Group..................       2,359,641      17,933,272
Non-Executive Directors as a Group.............              --              --
Non-Executive Officer Employees as a Group.....       2,411,542      18,327,719

     Options granted under the Management Stock Option Plan have a 12 year term. Options held by Senior Executives terminate (i) immediately upon termination of employment for cause or resignation without good reason on or prior to January 26, 1998 and (ii) within 90 days following a resignation without good reason after January 26, 1998.

     UCAR has the right to cancel options granted under the Management Stock Option Plan in the event of a change in control, in which event UCAR is required to pay the participant an amount equal to the difference between the exercise price of the cancelled options and the fair market value of the underlying shares. For this purpose, a change in control occurs on (i) the date on which any person (other than Blackstone) beneficially owns more than 35% of the total voting power of UCAR and Blackstone beneficially owns a lesser percentage of such voting power and does not have the right or ability to elect or designate for election a majority of the Board or (ii) the date, at the end of any two year period (or at any time during the two year period ending January 26, 1997), on which individuals, who at the beginning of such period were directors of UCAR, or individuals nominated or elected by a vote of 66 2/3% of such directors or directors previously so elected or nominated ('Incumbent Directors'), cease to constitute a majority of the Board.

     If UCAR pays an extraordinary or special dividend on the outstanding shares of Common Stock, UCAR will pay into an escrow account an amount equal to the amount which would have been paid on shares subject to options (other than non-vested performance options) if such shares had been outstanding, and such amount will be used to reduce the exercise price of each option if and when each such option is exercised. If the amount per share which would be paid into escrow exceeds the exercise price per share of each such option, an amount equal to such excess will be paid to the option holder, such option will be deemed exercised and the shares subject to such option will be issued.

     Shares issued upon the exercise of options are entitled to certain 'piggy-back' registration rights with respect to public offerings by Blackstone of its shares of Common Stock. Such shares are also entitled to certain 'tag-along' rights which provide that, if Blackstone accepts an offer to sell to a third party its shares of Common Stock, each participant in the Management Stock Option Plan shall have the right to sell to the third party some or all of such shares at the same price and on the same terms. Each participant is also required to vote such shares in the same manner as Blackstone votes its shares of Common Stock or to give Blackstone a proxy to vote such shares.

     The grant of a stock option pursuant to the Management Stock Option Plan creates no immediate federal income tax consequences for the participant or the Company. Upon exercise of a stock option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price per share and the fair market value of a share of Common Stock on the date of exercise, unless the shares are subject to certain restrictions. The Company will receive a deduction for the same amount on the date of exercise (or the date the restrictions lapse), subject to the provisions of Section 162(m) of the Code which provides for a possible denial of a tax deduction to the Company for compensation for any Named Executive Officer in excess of $1 million in any year. The Management Stock Option Plan is designed so that stock options awarded thereunder should qualify for an exemption to the $1 million cap on tax deductibility under Section 162(m). The tax treatment upon disposition of shares purchased upon exercise of options will depend on how long the shares have been held. There will be no tax consequences to the Company upon the disposition of shares issued upon the exercise of options granted under the Management Stock Option Plan.

     Equity Ownership Program

     In connection with the Recapitalization, an Equity Ownership Program (the 'Equity Ownership Program') was adopted by the Board. Management employees who participated in the Long Term Plan were eligible to participate in the Equity Ownership Program.

     Under the Equity Ownership Program, the participants were given the opportunity to purchase from UCAR shares of Common Stock at the same price per share paid for shares of Common Stock purchased by Blackstone and the other investors in connection with the Recapitalization. In addition, for each two shares of Common Stock purchased by a participant, UCAR granted such participant approximately one matching restricted share of Common Stock which, under their original terms, vested in connection with the IPO. A majority of the eligible employees participated in the Equity Ownership Program and an aggregate of 1,061,838 shares of Common Stock were issued thereunder.

     The shares issued pursuant to the Equity Ownership Program are subject to voting requirements, and are entitled to 'piggy-back' registration rights, which are substantially similar to those applicable to shares of Common Stock issued upon exercise of options granted under the Management Stock Option Plan.

     In connection with the Recapitalization, UCAR provided interest-free tax assistance loans (i) in an aggregate amount of $2 million to participants in the Equity Ownership Program and (ii) in the aggregate amount of $1 million to participants in the Equity Ownership Program who elected to recognize income at the time they received a grant of matching restricted shares of Common Stock pursuant to Section 83(b) of the Code. In addition, UCAR has agreed to gross-up the income tax liability on such loans (at such time as such liability is incurred) by paying the borrowers such additional amounts as are necessary to compensate them for the incremental income taxes due on the imputed interest income recognized because of the interest free nature of the loans. Although the loans generally are non-recourse to the borrowers, UCAR will be permitted to offset severance payments which are otherwise payable to the borrowers upon their termination of employment by the amount of any outstanding loan. The loans are secured by all shares and options issued pursuant to the Equity Ownership Program and the Management Stock Option Plan. Payment on the loans must be made upon sales of the shares securing such loans (including shares issued upon an exercise of options) in an amount equal to 20% of the net pre-tax proceeds of such sales until the loans are paid in full. The outstanding amount of each such loan to a Named Executive Officer at December 31, 1995, which is also the largest aggregate amount of each such loan outstanding during 1995, was:
$1,281,832  for Mr.  Krass;  $780,162  for Mr. Hart;  $102,547 for Mr.  Mancino;
$228,166 for Mr. Wiemels; and $102,547 for Mr. Wolf.

     1995 Equity Incentive Plan

     In connection with the IPO, the UCAR International Inc. 1995 Equity Incentive Plan (the '1995 Equity Incentive Plan') was adopted by the Board and approved by UCAR's stockholders. The Incentive Plan is administered by the Stock Compensation Committee, which is authorized to make awards under, determine the vesting schedules, term and manner of settlement of awards under and otherwise implement the 1995 Equity Incentive Plan. The 1995 Equity Incentive Plan (but not then outstanding awards thereunder which will continue in effect in accordance with their terms) will expire in 2005. The Board may amend the 1995 Equity Incentive Plan, except that the approval of a majority of UCAR's stockholders is required for any such amendments that would increase the number of shares subject thereto, materially amend the benefits thereunder or materially modify eligibility requirements for directors and officers.

     All employees of the Company serving in a managerial, administrative or professional position (including the Named Executive Officers) are eligible to participate in the 1995 Equity Incentive Plan. 500,000 shares of Common Stock were reserved for issuance under the 1995 Equity Incentive Plan, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events. Such shares may consist in whole or in part of authorized and unissued shares, treasury shares or combination thereof. If an award expires unexercised or is forfeited, surrendered or cancelled, terminated or settled in cash in lieu of Common Stock, the shares previously used for such awards will be available for subsequent awards under the 1995 Equity Incentive Plan, except under certain circumstances with respect to subsequent awards to participants subject to
Section 16 of the Exchange Act.

     The 1995 Equity Incentive Plan permits grants of the following types of awards: (i) options, including incentive stock options and non-qualified stock options; (ii) stock appreciation rights ('SARs'); (iii) restricted stock; (iv) stock equivalent units; (v) dividend equivalents; (vi) performance units; and
(vii) restricted matching stock. In addition, the Stock Compensation Committee may award payments upon exercise of stock options and SARs. No stock option may vest in less than one year from the date of grant (or, if earlier, the death of the participant who received such grant or the occurrence of a change in control). A change in control has the same meaning as it has under the Management Stock Option Plan. In general, the exercise or base price of an award cannot be less than the fair market value of the underlying shares on the date of award. The exercise price of options may, under certain circumstances, be paid with shares of Common Stock, including shares to be issued upon exercise of such options. No individual may be granted awards under the 1995 Equity Incentive Plan which in the aggregate cover at any one time in excess of 100,000 shares. No awards have been made under the 1995 Equity Incentive Plan.

     The term of a stock option may not exceed ten years. Stock options may be exercised after termination of employment only: (i) if the termination resulted from a participant's death, disability or retirement with the right to receive a non-actuarially reduced pension; (ii) during the three year period commencing on the date of a participant's termination of employment by the Company other than for cause; (iii) during the three year period commencing on the date of a participant's termination of employment by the Company or the participant after a change in control unless such termination is for cause; or (iv) if the Stock Compensation Committee so permits.

     1995 Directors Stock Plan

     In connection with the IPO, the UCAR International Inc. 1995 Directors Stock Plan (the '1995 Directors Stock Plan') was adopted by the Board and approved by UCAR's stockholders. All directors who are not employees of the Company or Blackstone participate in the 1995 Directors Stock Plan. The 1995 Directors Stock Plan is administered by the Stock Compensation Committee. The 1995 Directors Stock Plan will expire on January 1, 2000.

     The 1995 Directors Stock Plan provides that each director who was a participant on or before January 1, 1996 would be granted 1,000 shares of Common Stock, which have and will become non-forfeitable over five years at the rate of 200 shares per year on January 1 of each year commencing January 1, 1996. The 1995 Directors Stock Plan further provides that a director who becomes a participant after January 1, 1996 will be granted that number of shares of Common Stock equal to 200 times the number of full or partial years between such date and December 31, 1999, which shares will become non-forfeitable in the same manner. If a participant ceases to be a director after age 65 or by reason of death or disability or in the event of a change in control, the shares which have not otherwise become non-forfeitable shall immediately become non-forfeitable. A change in control has the same meaning as it has under the Management Stock Option Plan.

     UCAR reserved 20,000 shares of Common Stock for issuance under the 1995 Directors Stock Plan, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events. Such shares may consist in whole or in part of authorized and unissued shares or treasury shares. If shares granted under the 1995 Directors Stock Plan are forfeited, such shares will be available for future grants under the 1995 Directors Stock Plan. There are currently three participants, Messrs. Kennedy, Cartledge and Hall, and to date an aggregate of 2,800 shares have been issued under the 1995 Directors Stock Plan.

     Each participant in the 1995 Directors Stock Plan will have voting rights with respect to those shares which are non-forfeitable. On each date on which shares become non-forfeitable, a cash payment will be made by the Company to the participant for the purpose of paying any federal, foreign or state income tax liabilities associated with the award of those shares.

     Deferral Plan

     The Company maintains a compensation deferral plan (the 'Deferral Plan') for the benefit of its United States-paid management employees who participate in variable compensation programs. The Deferral Plan is effective for compensation that would otherwise be paid on or after January 1, 1995. Under the Deferral Plan, participants are able to defer up to 85% of the variable compensation awarded to them and/or up to 50% of base salary. Contributions to the Deferral Plan will mirror the investment experience of a fixed income fund, a balanced fund or an equity fund (which equity fund would not relate to the Common Stock), pursuant to the election of the participant. The Deferral Plan also restores the Savings Plan matching contribution lost on compensation between $150,000 and $235,840 (as such amounts may be increased under Section 415(d) of the Code) because of the limitations imposed under Section 401(a)(17) of the Code, provided that the employee is participating in the Savings Plan and the Deferral Plan. Distributions from the Deferral Plan generally will be made upon retirement or other termination of employment, unless further deferred by the participant. In addition, a participant may irrevocably elect to receive interim distributions prior to retirement or other termination of employment.

     Savings Plan

     The Company maintains the Savings Plan, which is qualified under Sections 401(a) and 401(k) of the Code. All regular employees of the Company in the United States are eligible to participate in the Savings Plan. The Savings Plan consists of two types of accounts, a personal investment account to which participants may make contributions on an after-tax basis and a tax deferred account to which participants may contribute on a pre-tax basis. For each eligible employee who elects to participate in the Savings Plan and makes a contribution thereto, the Company makes a matching contribution. The matching contribution is 30% of the amount contributed by the employee to the extent that the employee contributes between 1% and 7 1/2% of the employee's compensation (including profit-sharing under group plans for employees in the United States but excluding other variable compensation). The maximum contribution for any participant for any year is 17 1/2% of such participant's compensation (as similarly defined). Contributions to the Savings Plan are invested, as the employee directs, in a fixed income fund, a balanced fund, equity funds or Common Stock funds (either at fair market value or, subject to restrictions on resale and reinvestment, at a discount of 10% from fair market value). Some accounts may also be invested in common stock of Union Carbide, but only to the extent that common stock of Union Carbide was held in accounts in the savings program for employees of Union Carbide that were transferred to the Savings Plan when it was established in 1991. Distributions from the Savings Plan generally will be made only upon retirement or other termination of employment, unless deferred by the participant.

     Retirement Plan

     Prior to February 25, 1991, substantially all of the Company's domestic employees participated in the Union Carbide retirement program (the 'Union Carbide Retirement Program'). Effective February 25, 1991, the Company adopted its own similar retirement program (the 'UCAR Retirement Plan'). The cost of the UCAR Retirement Plan is borne entirely by the Company. The UCAR Retirement Plan covers substantially all employees of the Company in the United States, including the Named Executive Officers (other than Mr. Marcellin) and certain United States nationals employed by foreign subsidiaries of the Company. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide Retirement Program. Benefits paid by the Union Carbide Retirement Program are based on final average pay through February 25, 1991 plus salary increases (not to exceed 6% per year) through January 26, 1995. All employees of the Company who retired prior to February 25, 1991 are covered under the Union Carbide Retirement Program. Subject to certain limitations, all service and earnings recognized under the Union Carbide Retirement Program prior to February 25, 1991 is recognized under the UCAR Retirement Plan.

     The following table sets forth the estimated annual benefits payable, based on the indicated credited years of service and the indicated average annual compensation used in calculating benefits, assuming a normal retirement at age 65 in 1995, under the combined qualified and non-qualified pension plans of the Company and Union Carbide.

                             RETIREMENT PLAN TABLE

                                            YEARS OF SERVICE
AVERAGE ANNUAL    --------------------------------------------------------------------
 COMPENSATION        15          20          25          30          35          40
- --------------    --------    --------    --------    --------    --------    --------
  $  100,000      $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,500    $ 60,000
     150,000        33,750      45,000      56,520      67,500      78,750      90,000
     250,000        56,250      75,000      93,750     112,500     131,250     150,000
     500,000       112,500     150,000     187,500     225,000     262,500     300,000
     750,000       168,750     225,000     281,250     337,500     393,750     450,000
   1,000,000       225,000     300,000     375,000     450,000     525,000     600,000

     Under the UCAR Retirement Plan, the monthly amount of an employee's retirement benefit upon retirement at age 65 is a percentage of average monthly compensation received during the three year period preceding retirement, or the highest average monthly compensation received during any three calendar years in the 10 calendar years preceding retirement if it would result in a higher pension benefit, multiplied by the number of years of service credit, less up to 50% of projected primary Social Security benefits and deducting therefrom any public pension except any military pension or any benefit under the Federal Social Security Act. An employee who is (i) age 62 or over with ten or more years of service credit or (ii) whose age and service credit add up to 85 may voluntarily retire earlier than age 65 with a retirement benefit unreduced because of early retirement, based on years of service credit at the date of retirement. The compensation covered by the UCAR Retirement Plan includes salary and certain variable compensation and includes profit sharing under group plans for employees in the United States in an amount up to 8% of the employee's base salary. The benefits payable reflected in the Retirement Plan Table are calculated on a straight-life annuity basis and are subject to an offset for such Social Security benefits.

     For federal income tax purposes, the amount of benefits that can be paid from a qualified retirement plan is restricted. The Company has adopted non-qualified unfunded plans for payment of those benefits at retirement that cannot be paid from its qualified retirement plan. Employees who retire after January 1, 1994 may elect to receive the payment of benefits from these non-qualified unfunded plans in a lump sum payment. Employees may elect to defer receipt of these lump sums under the Deferral Plan. The practical effect of these non-qualified plans is to calculate benefits to all employees on a uniform basis, including those who are officers and directors.

     Benefits under these non-qualified plans are generally paid out of the general assets of the Company, although they may also be paid through a grantor trust adopted by the Company or by purchase of annuities. If the Company purchases annuities, this would not increase the after-tax amount of benefits to which employees are entitled, but would relieve the Company of liability for the benefits under the non-qualified plans covered by such annuities.

     As of March 1, 1996, Mr. Krass, age 59, is credited with 33 years of service; Mr. Hart, age 58, is credited with 35 years of service; Mr. Mancino, age 53, is credited with 20 years of service; Mr. Wiemels, age 51, is credited with 28 years of service; and Mr. Wolf, age 51, is credited with 28 years of service.

     Employees of the Company's French subsidiary, which include Mr. Marcellin, participate in three contributory retirement plans. Two of these plans are mandated by French law and one is sponsored by the Company. In addition, employees hired prior to 1969 and who were age 30 within 15 years of service at December 31, 1989 (as was Mr. Marcellin) are entitled to benefits under two other pension plans sponsored by the Company. If Mr. Marcellin (age 61 as of March 1, 1996) had retired in 1995, his aggregate annual benefits at age 65 under these plans would have been approximately $160,000.

     Benefit Security

     UCAR has adopted a grantor trust to assist it in providing for payment of certain benefit plan obligations to management of the Company which are currently paid out of the general assets of the Company. The trust may be used to set aside compensation which is deferred under the Deferral Plan. The trust may also be used to set aside accrued benefits under nonqualified retirement plans and severance obligations under the Employment Agreements. The trust contains a benefits protection account which makes funds available to the trustee to assist participants and their beneficiaries in enforcing their claims with respect to those benefits and obligations upon a change in control. UCAR may from time to time contribute assets to or, with the approval of a majority of the Board, withdraw assets from the trust (other than from the benefits protection account to which $250,000 has been contributed), except that no withdrawal can be made after a change in control until all such benefits and obligations are paid or discharged. The Board may amend or terminate the trust at any time prior to a change in control. Upon a change of control, the trust becomes irrevocable, UCAR is required to make contributions to the trust sufficient to discharge such obligations or pay such benefits and the trustee is required to use the amounts held in the trust for such purposes. Upon a change in control, no amendment of the trust may be adopted without the written consent of a majority of the participants and the beneficiaries who are receiving benefits. Consistent with the requirements of applicable law, the assets of the trust are subject to the claims of creditors of UCAR in the event of UCAR's insolvency or bankruptcy. A change in control has the same meaning as it has for the Management Stock Option Plan, except that any transaction approved by a majority of the Incumbent Directors shall not constitute a change in control if so determined by two-thirds of the Incumbent Directors.

  COMPENSATION COMMITTEE INTERLOCKS

     Robert P. Krass, the Chairman of the Board, President and Chief Executive Officer of UCAR, has served on the Compensation Committee since its formation in December 1993.

  REPORT OF THE BOARD ON EXECUTIVE COMPENSATION

     In accordance with the rules and regulations of the Securities and Exchange Commission (the 'Commission'), the following report of the Board and the Performance Graph appearing immediately thereafter shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Exchange Act, filed with the Commission under the Exchange Act or otherwise subject to such Regulations 14A or 14C or the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document filed with the Commission.

     The compensation of executive officers of the Company reflects both the long-held philosophy of senior management regarding compensation and the impact of various transactions that have affected the Company as well as the impact of changes in the Company's industry.

     Senior management has consistently held a philosophy that the Company's success is attributable to the efforts of its employees, including its executive officers and other senior and mid-level executives. As a result, it has sought to establish base and incentive compensation programs and benefit arrangements at levels sufficient to retain, attract and motivate qualified personnel. In addition, senior management has sought to provide incentive compensation programs which align compensation with performance of the Company and provide amounts of incentive compensation commensurate with the difficulties and risks associated with achieving various levels of performance. Finally, it has sought to make the Company's incentive compensation broad-based, extending to all senior and mid-level management (and, as appropriate, to other employees) who may contribute to the performance of the Company.

     From February 25, 1991 until the Recapitalization, the Board and the Compensation Committee consisted solely of members of management of Union Carbide and its then joint venture partner, Mitsubishi Corporation (with a representative of the Company on the Compensation Committee beginning in December 1993). Compensation of executive officers was determined by the Board, based on recommendations of the Compensation Committee. At the time of the Recapitalization, compensation was reset by the Board, which was reconstituted to reflect the new ownership of the Company.

     The Company has been the subject of three major transactions which have affected executive compensation. On February 25, 1991, Union Carbide, which had been the parent of the Company for almost 75 years, sold 50% of the common equity of the Company to its joint venture partner. On January 26, 1995, the Company consummated the Recapitalization, pursuant to which: (i) UCAR issued Common Stock representing approximately 75% of the then outstanding Common Stock to Blackstone and other investors, including certain members of management; (ii) UCAR refinanced and increased its outstanding debt by approximately $710 million; and (iii) UCAR repurchased all of the common equity then held by the joint venture partner and paid to Union Carbide a cash dividend on the common equity then owned by Union Carbide, which equity thereafter represented approximately 25% of the then outstanding Common Stock. In August 1995, UCAR completed the IPO and, in connection therewith, sold Common Stock representing 22% of the then outstanding Common Stock for net proceeds of $227 million. As part of the IPO, Union Carbide sold all of the Common Stock then owned by it.

     Prior to the Recapitalization, compensation consisted primarily of salaries, annual bonuses and broad-based group benefit and profit sharing plans. Since the Company was wholly owned by Union Carbide and its joint venture partner, management had no equity interest in the Company. Effective January 1, 1993, the Company adopted the Long Term Plan, which provided for substantial cash payments in the first quarter of 1996 if certain annual and cumulative financial targets were achieved in 1993, 1994 and 1995. There were 25 participants, including the Senior Executives, in the Long Term Plan. The Company exceeded some of those targets for 1993 and all of those targets for 1994. Under the terms of the Long Term Plan, upon a change in control of the Company, all targets for periods after the change in control were deemed to be 100% achieved and payments due thereunder were accelerated. The Recapitalization constituted such a change in control and aggregate payments of approximately $10.7 million were made under the Long Term Plan upon the closing of the Recapitalization.

     In connection with the Recapitalization, new compensation programs were adopted which sought to implement the philosophy described above. These programs also sought to encourage management to invest in UCAR to provide for risk-sharing with the new owners of UCAR, to obtain long term commitments from management to work toward meeting new financial goals for the Company and to provide potential short term and long term rewards to reflect the Company's radically different risk and opportunity profile. To achieve these goals, these programs consisted of several elements. One element was obtaining contractual commitments, supported by non-competition covenants, from each Senior Executive to remain with UCAR for at least three years. In addition, UCAR increased salaries and annual incentive compensation of the Senior Executives to levels competitive with those of comparable companies. As the second element, UCAR offered management, through the Equity Ownership Program, the opportunity to share the risks and rewards of equity ownership by enabling them to invest their payments under the Long Term Plan in equity of UCAR. UCAR provided an incentive for such investments with grants of matching restricted stock and facilitated such investments with tax loans and tax gross-ups to cover tax consequences arising from such investments. The third element consisted of grants of options under the Management Stock Option Plan to provide long term incentives based on the value of the equity of UCAR. Options were granted to approximately 70 participants. A portion of the options granted to each participant vested only upon achievement of certain financial targets ('performance options') and the balance vested ratably over five years ('time options'), with all such options being forfeited upon termination of employment under various circumstances not in the best interests of the Company. The final element consisted of Supplemental Plan Variable Compensation to the Senior Executives and certain other members of management which was designed to provide short term performance-based incentives.

     The Company's financial performance has improved significantly over the past four years, as reflected in the appreciation of the value of the equity of the Company. This improvement has been due in large part to business strategies developed and implemented by management. This improved financial performance made feasible both the Recapitalization and the IPO. Under the terms of the Management Stock Option Plan, all time options granted thereunder automatically vested upon the IPO. In addition, in connection with the IPO, the Board accelerated the vesting of the performance options which would otherwise have vested upon achievement of the targets for 1995, 1996 and 1997.

     The 1995 compensation of the Chief Executive Officer was based on the Company's performance and enhanced by his individual performance. Mr. Krass participated in the same compensation programs and benefit plans as other members of senior and mid-level management, although at greater levels which reflect his increased responsibility and contribution to the Company's performance and long term success. Other than his base salary, which was set by the terms of his Employment Agreement, Mr. Krass' compensation for 1995 consisted primarily of incentive compensation based on the Company's financial performance. Mr. Krass' compensation for 1995 (as well as that of the other executive officers) was determined by the Board as described above.

     The Board has considered the potential future effects on executive compensation of Section 162(m) of the Code. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of the $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. The 1995 Equity Incentive Plan, the Management Stock Option Plan and the Equity Ownership Program are designed so that awards thereunder or participation therein should qualify for an exemption to the $1 million limit on tax deductibility under
Section 162(m).

                                          Robert P. Krass
                                          Glenn H. Hutchins
                                          Robert D. Kennedy
                                          Howard A. Lipson
                                          Peter G. Peterson
                                          Stephen A. Schwarzman

     This report is submitted by the Board which participated as a whole in the adoption and implementation of the compensation philosophy discussed above. Messrs. Hall and Cartledge are not listed under the report set forth above because they were not members of the Board at the time of the actions described in the report.

   PERFORMANCE GRAPH

     The graph set forth below shows cumulative total return to stockholders on an initial investment of $100 in shares of Common Stock as compared to an initial investment of $100 in the Standard & Poor's 400 Midcap Index and the NYSE Industrials Index over the period from August 10, 1995, the first trading date of the Common Stock in connection with the IPO, through December 31, 1995. Total return assumes dividend reinvestment. The stock price performance shown on the graph is not necessarily indicative of future stock price performance.

- -------------------------------------------------------------------------------
                                    [GRAPH]:

PLOT POINTS:                    (1)
                             10-Aug95 Aug95   Sep95   Oct95   Nov95   Dec95
                             -------- ------  ------  ------  ------  ------
UCAR INTERNATIONAL INC.       100.00  115.79  114.74  120.00  134.21  142.11
NY STOCK EXCHANGE-INDUSTRIALS 100.00   99.91  103.47  102.35  107.50  109.46
S&P MIDCAP 400 INDEX          100.00  102.35  104.84  102.14  106.58  106.31

- -------------------------------------------------------------------------------

SOURCES: S&P COMPUSTAT AND BLOOMBERG
____________

(1) The initial price used for the Common Stock for purpose of the graph is $23.75, the initial public offering price established on August 9, 1995 in connection with the IPO, the last day before the beginning of the period shown in the graph.

   SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 13, 1996, the number and percentage of outstanding shares of Common Stock owned beneficially by: (i) each stockholder known by UCAR to own more than 5% of the outstanding shares of Common Stock; (ii) each director of UCAR; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers as a group.

                                                                             BENEFICIAL OWNERSHIP
                                                                    --------------------------------------
                                                                                          PERCENTAGE OF
              NAME AND ADDRESS OF BENEFICIAL OWNER                  NUMBER OF SHARES    OUTSTANDING SHARES
- -----------------------------------------------------------------   ----------------    ------------------
Blackstone entities(a) ..........................................      10,480,968              22.7%
  345 Park Avenue
  New York, NY 10154
Chemical Equity Associates(a) ...................................         488,745               1.1%
  270 Park Avenue
  New York, NY 10017
Robert P. Krass(a)(b)(c)(d)......................................       1,158,958               2.5%
Robert J. Hart(a)(b)(d)(e).......................................         531,355               1.1%
Peter B. Mancino(a)(b)(d)........................................         235,874            *
Maurice Marcellin(f).............................................           2,000            *
William P. Wiemels(a)(b)(d)......................................         321,265            *
Fred C. Wolf(a)(b)(d)............................................         188,679            *
R. Eugene Cartledge(g)(h)........................................           1,800            *
John R. Hall(h)(i)...............................................           2,000            *
Glenn H. Hutchins(j).............................................      10,480,968              22.7%
Robert D. Kennedy(b)(h)..........................................           5,000            *
Howard A. Lipson(j)..............................................      10,480,968              22.7%
Peter G. Peterson(j).............................................      10,480,968              22.7%
Stephen A. Schwarzman(j).........................................      10,480,968              22.7%
Directors and executive officers as a group(k) (13 persons)......      12,265,400              25.6%

- ------------------

 *   Represents holdings of less than one percent.

(a) 9,137,385 shares, or 19.8%, of the outstanding shares are held collectively by Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. Such Blackstone entities beneficially own 10,480,968 shares, or 22.7%, of the outstanding shares, collectively, due to (i) an agreement between the Blackstone entities and Chemical Equity Associates pursuant to which Chemical Equity Associates has agreed to vote its shares in the same manner as the Blackstone entities vote their shares and (ii) agreements between the Blackstone entities and certain members of management as a group pursuant to which they have agreed to vote their shares in the same manner as the Blackstone entities vote their shares.

(b) Each such person's business address is 39 Old Ridgebury Road, Danbury, CT 06817.

(c) Includes 214,853 shares held by Krass Family Limited Partnership, a limited partnership of which Mr. Krass is the general partner, and 14,204 shares held by Mr. Krass' family members. Mr. Krass disclaims beneficial ownership of such shares.

(d) Includes shares subject to vested options under the Management Stock Option Plan as follows: Mr. Krass, 808,654 shares; Mr. Hart, 313,147 shares; Mr. Mancino, 216,794 shares; Mr. Wiemels, 264,518 shares; and Mr. Wolf, 170,253 shares.

(e) Includes 32,845 shares held by Mr. Hart's family members. Mr. Hart disclaims beneficial ownership of such shares.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(f) Such person's business address is UCAR S.N.C., 4 Place des Etats-Unis, SILIC 2144, F94518 RUNGIS-CEDEX, France.

(g) Such person's address is 6 Skidaway Village Walk, Suite 203-B, Savannah, GA 31411.

(h)  Includes shares granted under the 1995 Directors Stock Plan.

(i)  Such person's business address is 1000 Ashland Drive, Russell, KY 41169.

(j) Each such person's business address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154. Messrs. Peterson, Schwarzman, Hutchins and Lipson are members of the general partner of each of the Blackstone entities that has investment and voting control over the shares held or controlled by the Blackstone entities. Beneficial ownership of shares by such four individuals includes the shares beneficially owned by the Blackstone entities. Each of such persons disclaims beneficial ownership of such shares.

(k) Includes 1,773,366 shares of Common Stock subject to vested options granted under the Management Stock Option Plan. Includes the shares of Common Stock beneficially owned by the Blackstone entities, as described in note (j) above.

     Section 16(a) of the Exchange Act requires UCAR's directors and officers and holders of more than 10% of the outstanding shares of Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of UCAR. UCAR believes that, during 1995, its directors and officers and holders of more than 10% of the outstanding shares of Common Stock complied with all reporting requirements under Section 16(a).

   CERTAIN TRANSACTIONS

     In connection with the Recapitalization, UCAR, Blackstone and Union Carbide entered into a Stockholders' Agreement (as subsequently amended, the 'Stockholders' Agreement'). All of the rights and obligations of Union Carbide thereunder were terminated upon the sale by Union Carbide in the IPO of all of the shares of Common Stock then held by it. The Stockholders' Agreement granted 'piggy-back' registration rights to Blackstone, subject to certain limitations, each time UCAR filed a registration statement in connection with the sale of shares of Common Stock by UCAR. The Stockholders' Agreement also granted 'demand' registration rights to Blackstone, subject to certain limitations. In addition, the Stockholders' Agreement provided that UCAR would not, and would cause its subsidiaries not to, enter into any transaction with Blackstone unless such transaction (i) was contemplated by a written agreement of the relevant parties at the time of the Recapitalization or the Stockholders' Agreement or
(ii) was reasonable and customary in light of industry practice with regard to portfolio companies owned by persons such as Blackstone. UCAR currently pays a monitoring fee of approximately $1 million per year to Blackstone which was expressly permitted by the Stockholders' Agreement. Subject to certain exceptions, the Stockholders' Agreement restricted transfers of shares of Common Stock by the parties thereto unless the transferee agreed to become a party to, and be bound by, the Stockholders' Agreement.

     In connection with the Recapitalization, UCAR also entered into an agreement with Blackstone and Chemical Equity Associates (the 'Chemical Agreement') which contained transfer restrictions, 'tag-along' and 'drag-along' rights and registration rights relating to shares of Common Stock held by Chemical Equity Associates. The Chemical Agreement also obligated Chemical Equity Associates to vote its shares of Common Stock in the same manner as Blackstone voted its shares of Common Stock.

     On February 29, 1996, UCAR, Blackstone and Chemical Equity Associates entered into an Amended and Restated Stockholders' Agreement which combines the provisions of the Stockholders' Agreement and the Chemical Agreement into one agreement and adds certain indemnification and other provisions relating to registration rights.

     Upon consummation of the Recapitalization, UCAR paid to Blackstone an investment banking fee of approximately $12 million.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS FOR 1997

     Stockholder proposals for the proxy statement for the annual meeting of stockholders for 1997 must be received at UCAR's principal executive office on or before November 24, 1996.

OTHER INFORMATION

     The presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. The nominees receiving a plurality of the votes cast will be elected as directors. Only those votes cast for or against a proposal are used in determining the results of a vote. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum. With respect to the approval of any particular proposal, abstentions are considered present at the meeting, but since they are not affirmative votes for the proposal they will have the same effect as votes against the proposal. Broker non-votes, on the other hand, are not considered present at the meeting for the particular proposal for which the broker withheld authority to vote.

     In addition to the solicitation of proxies by mail, officers or other employees of the Company, without extra remuneration, may solicit proxies by telephone or personal contact. UCAR will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of shares of Common Stock held of record and will pay such persons for forwarding the material. All costs for the solicitation of proxies by the Board, anticipated to be approximately $10,000, will be borne by UCAR.

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